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                                                                   Exhibit 10.16

                               ASHLAND COAL, INC.
                             ERISA FORFEITURE PLAN

          Effective February 23, 1994, as soon as practicable after final allocations have been completed under the Ashland Coal, Inc. Employee Thrift Plan (the "Thrift Plan") for the plan year in question, Ashland Coal, Inc. or its applicable affiliate shall distribute a make-whole bonus to its executive employees and the executive employees of its affiliates participating in the Thrift Plan.

          Such bonuses shall be in amounts equal to 4.2% of each such executive's compensation taken into account under the Thrift Plan for the plan year in question, without regard to the compensation cap provided under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, less: (i) matching contributions allocated to such executive under the Thrift Plan for such plan year and (ii) applicable federal and state income tax withholding and employment taxes. Only executives contributing the maximum amount of their compensation subject to matching contributions under the Thrift Plan (or such lesser amount as may be required by law), shall be eligible for make-whole bonuses under the ERISA Forfeiture Plan.

          For purposes of the ERISA Forfeiture Plan, all employees of Ashland Coal, Inc. and its affiliates at Participation Levels I-IV under the Ashland Coal, Inc. Incentive Compensation Program for Key Employees (and employees of affiliates who would be at such levels if they were eligible for the Incentive Compensation Program) constitute executive employees.

          The Board of Directors of Ashland Coal, Inc. reserves the right to amend or terminate the ERISA Forfeiture Plan at any time for any reason in any manner not prohibited under Delaware law.


March 2, 1995